Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

August 11, 2016

Vista Outdoor Inc.

$350,000,000 5.875% Senior Notes due 2023

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Vista Outdoor Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $350,000,000 aggregate principal amount of new 5.875% Senior Notes due 2023 (the “2023 Exchange Notes”) for a like aggregate principal amount of outstanding 5.875% Senior Notes due 2023, which have certain transfer restrictions (the “2023 Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of August 11, 2015 (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of August 11, 2015, and by a second supplemental indenture dated as of August 9, 2016 (such first supplemental indenture and such second supplemental indenture, together with the Base Indenture, the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, (the “Trustee”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex A hereto (the “Guarantors”) on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture (including the Guarantees therein) and the form of Exchange Note included therein; (b) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company; (c) the Certificate of Incorporation or

Certificate of Formation, as applicable and as amended, and the By-laws or limited liability company agreement, as applicable and as amended, of each Guarantor that is a Delaware corporation or a Delaware limited liability company (collectively, the “Delaware Guarantors”); (d) the Certificate of Incorporation, as amended, and the By-laws, as amended, of each Guarantor that is a New York corporation (collectively, the “New York Guarantors”); (e) the resolutions adopted by the Board of Directors of the Company on July 21, 2015; (f) the written consents adopted by the board of directors, members or other similar governing body, as applicable, of each Delaware Guarantor on August 3, 2015; and (g) the written consents adopted by the board of directors of each New York Guarantor on August 3, 2015.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Trustee and the Guarantors (other than the Delaware Guarantors and the New York Guarantors) and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Exchange Notes have been duly authorized by the Company and, when executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each Delaware Guarantor and New York Guarantor and, assuming that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each other Guarantor and the Trustee, when the Exchange Notes are executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality,

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reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of California, Mexico, Minnesota, Mississippi, Missouri or Oregon.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Vista Outdoor Inc.

262 N University Drive

Farmington, Utah 84025

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ANNEX A

Guarantors

Guarantors	State or other Jurisdiction of Incorporation or Organization
Advanced Arrow S.de R.L. de C.V.	Mexico
Bee Stinger, LLC	Delaware
Bollé America, Inc.	Delaware
Bollé Inc.	Delaware
Bushnell Group Holdings, Inc.	Delaware
Bushnell Holdings, Inc.	Delaware
Bushnell Inc.	Delaware
Caliber Company	Delaware
CamelBak Acquisition Corp	Delaware
CamelBak Products, LLC	Delaware
Double Bull Archery, Inc.	Minnesota
Eagle Industries Unlimited, Inc.	Missouri
Eagle Mayaguez, LLC	Missouri
Eagle New Bedford, Inc.	Missouri
Federal Cartridge Company	Minnesota
Gold Tip, LLC	Delaware
Hydrosport, S. de R.L. de C.V.	Mexico
Jimmy Styks, LLC	California
Michaels of Oregon Co.	Oregon
Mike’s Holding Company	Oregon
Millett Industries	California
Night Optics USA, Inc.	California
Old WSR, Inc.	Delaware
OPT Holdings, Inc.	Delaware
Primos, Inc.	Mississippi
Savage Arms, Inc.	Delaware
Savage Range Systems, Inc.	Delaware
Savage Sports Corporation	Delaware
Savage Sports Holdings, Inc.	Delaware
Serengeti Eyewear, Inc.	New York
Stoney Point Products Inc.	Minnesota
Tasco Holdings, Inc.	New York

Guarantors	State or other Jurisdiction of Incorporation or Organization
Tasco Optics Corporation	New York
Vista Commercial Ammunition Company Inc.	Delaware
Vista Commercial Ammunition Holdings Company Inc.	Delaware
Vista Outdoor Operations LLC	Delaware
Vista Outdoor Sales LLC	Delaware